Exhibit 10.1
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September 7, 2004

Mr. John Wasz
518 Woodlake Drive
Louisville, KY 40223

Dear John,

This letter is to confirm our recent discussions concerning your current employment with Commonwealth and subsequent employment by IMCO Recycling, Inc. or Commonwealth Industries, Inc. (sometimes collectively referred to herein as the "Company") following the proposed merger of Commonwealth into IMCO (the "Merger").

We are pleased to extend the following to you, as authorized by Commonwealth's Management Development and Compensation Committee:

1. Base Salary. Your base salary will be increased to $360,000 to reflect your new responsibility as the leader of our aluminum rolling operations. This salary increase will be effective as of September 1, 2004.

2. Bonus Opportunity.

o For 2004, your target bonus opportunity under the Commonwealth Executive Variable Pay Plan will remain unchanged at 100% of your base salary with a maximum bonus opportunity of 150% of your base salary.

3. Bonus Opportunity for 2005

o Contingent upon the merger closing, your target bonus opportunity for 2005 will be adjusted to 75% of your base salary with a maximum bonus opportunity of 150% of your base salary. These changes would take effect upon the merger closing and any awards will be subject to the new management incentive compensation plan that the Company will adopt following the merger.

4. Change of Control Agreement

o You agree to execute and deliver that certain amendment to your Severance Agreement dated as of February 1, 1996, in the form attached to this letter.

5. Waiver of Certain terms.

The proposed Merger shall not trigger any payment under your Severance Agreement dated February 1, 1996 nor shall it accelerate the stock options and restricted stock that will be granted to you by the Company and described below in this letter. Therefore, you hereby agree effective as of the date of this letter:

Any merger, consolidation, combination or exchange of shares between Commonwealth Industries, Inc. (the "Company") and IMCO Recycling Inc. (the "IMCO Transaction") shall not qualify as a "Change in Control" as that term is defined under:

(1) Section 1(c) of your Severance Agreement with the Company, dated February 1, 1996 ("Severance Agreement"); and

(2) the Company's 1997 Stock Incentive Plan, as amended and restated, and any award agreement thereunder, pertaining to the accelerated vesting of your stock option or restricted stock awards granted by the Commonwealth Management Development and Compensation Committee by their action of September 3, 2004.


6. Grant of Equity Incentives

As partial consideration for your agreement to amend your existing Severance Agreement as provided above, you will be granted the following stock option and restricted stock awards under the terms of the Commonwealth Industries, Inc 1997 Stock Incentive Plan effective as of the date of this letter and subject to the vesting conditions described below, as approved by the Commonwealth Management Development and Compensation Committee, provided that paragraph 8 of such Plan relative to a change in control shall not be applicable to the merger with IMCO with respect to the options and restricted shares granted by this paragraph 6:

o A grant of stock options equivalent to $300,000 on the date of this letter. The stock options will "cliff-vest" 3 years from the date of this letter; and vesting is also contingent upon the closing of the merger with IMCO.

o A grant of restricted shares equivalent to $150,000 on the date of this letter, to vest one-third (rounded down) on the first anniversary of the merger closing date; one third on the second anniversary, and the remainder on the third anniversary. Vesting is also contingent upon the closing of the merger with IMCO.

o A grant of restricted shares equivalent to $150,000 on the date of this letter, to vest upon the achievement of certain performance goals determined by the Chief Executive Officer prior to December 31, 2007. Vesting is also contingent upon the closing of the merger with IMCO.

For the avoidance of doubt, if the merger with IMCO does not occur within the time period provided in the Merger Agreement, the above-described grants will terminate and be void as of such merger termination date and be of no further force or effect.

7. Severance Payment for Involuntary Termination.

Subject to and effective upon the closing of the merger, we hereby agree to provide you with a special severance payment in an amount equal to 1.5 times your base salary and target bonus plus 18 months of continued health coverage (COBRA period to run concurrently) following (i) the involuntary termination of your employment without Cause (absent a change of control) or (ii) a termination of your employment following your decision not to relocate to a location other than greater Louisville when requested to do so by the IMCO or Commonwealth. This special severance payment shall be in lieu of any other applicable severance benefit under any other severance plan or arrangement of IMCO or Commonwealth in effect following the closing of the merger, and shall not be paid in the event of any payment under the change of control agreement referenced in item 4 above. For purposes of this paragraph, "Cause" means (1) willful and continuing failure to perform duties of employment (2) gross misconduct, fraud or dishonesty involving the company (IMCO or Commonwealth and their respective affiliates, (the "Company")) (3) breach of duty of loyalty to the Company, (4) impeding a Board of Directors investigation or (5) conviction of a felony.


8.  Discretionary Bonus Payment.

As partial consideration for your agreement to amend your existing Severance Agreement as provided above, and subject to the closing of the merger, you will be paid a lump sum cash discretionary bonus payment in the amount of $600,000, such amount to be paid within 10 days following the closing of the merger with IMCO.

Closing of the Merger.

Notwithstanding anything to the contrary contained herein, in the event the merger with IMCO does not close within the time provided in the merger agreement dated as of June 16, 2004, the provisions of sections 3,4,5,6, 7 and 8 above shall be of no effect and shall be null and void.

Entire Agreement.

Except for the Severance Agreement, as amended as provided in Section 4 hereof, this Agreement and the Amendment to Severance Agreement attached hereto constitute the entire agreement of the parties with respect to the subject matter hereof and supercedes and cancels any prior or contemporaneous agreements with respect to such subject matter; provided, however, this sentence shall not be construed to cancel any awards granted under the 1997 Stock Option Plan. This Agreement does not constitute an agreement conferring any term of employment and your employment with Commonwealth, and with the Company subject to the merger, shall be "at will" and may be terminated by you or Commonwealth (and the Company after the merger) at any time. This Agreement shall be governed and construed by the laws of the State of Kentucky, without reference to its choice of laws principles.

Sincerely,



/S/ Steven J. Demetriou
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Steven J. Demetriou



ACCEPTED AND AGREED
Effective as of September 7, 2004


/S/ John Wasz
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John Wasz



Attachment - Amendment to Severance Agreement